EXHIBIT 10.8

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is being entered into and effective on the later of February 12, 2009 or the date (the “Effective Date”) the Company (defined below) completes the initial closing of a financing transaction with 10X Fund, L.P., a Delaware limited partnership, and is between Pro-Pharmaceuticals, Inc. (the “Company”) and David Platt, Ph.D. (the “Employee” or “You”). For purposes of this Agreement, Company includes parent, subsidiary and affiliated entities, and the stockholders, trustees, directors, officers, agents and employees of the Company or such entities. Employee includes heirs, spouse, legal representative and assigns of the Employee.

This Agreement will serve as notice and confirm the termination of your employment with the Company and the terms of the separation package offered to You. This Agreement shall supersede Your January 2, 2004 Employment Agreement (“Employment Agreement”), except as set forth herein. The purpose of this Agreement is to establish an amicable arrangement for ending our employment relationship, to provide you with separation benefits to assist you in transitioning to new employment, and to release the Company from any claims that you may have against it in exchange for the separation benefits. With that understanding, Employee and the Company agree as follows:

1.	Termination

We have mutually agreed that for purposes of this Agreement the Termination Date shall be the Effective Date. Employee confirms that he is resigning from all positions and offices that he held with the Company (and all of its subsidiaries) as of the Effective Date, and is resigning as Chairman of the Board of Directors and as a member of the Board. The Company acknowledges that Employee voluntarily resigned from the Company and that his termination is Without Cause as set forth in paragraph 7(e) of Your Employment Agreement.

2.	Payments/Benefits upon Termination

On your Termination Date, you will be entitled to the following regardless of whether you sign this Agreement:

a.	All salary and wages earned through your Termination Date.

b.	A payment for unused, earned vacation time accrued through your Termination Date; and, if applicable, unused, earned personal need time.

c.	All unpaid reasonable and appropriate out-of-pocket expenses incurred by You prior to the Termination Date. Any such claim for expenses must be submitted to the Company within fourteen (14) days of the Effective Date.

d.	The opportunity to elect to convert your life insurance policy coverage (which will terminate on the Effective Date) to an individual policy, at your cost and expense.

Following your Termination Date, you will not be entitled to participate in any Company-provided benefit programs or practices, including, but not limited to, the following:

i.	Vacation accrual;

ii.	If applicable, personal need time accrual;

iii.	Any equity and/or stock plan or program. In addition, please be advised that all vesting in any such plan shall cease as of the Termination Date. Please see the Company’s stock plan and your stock agreement(s) for applicable terms and conditions; and

iv.	Ability to make any 401(k) contributions and entitlement to any Company matches.

All amounts set forth in this Section 2 are subject to any applicable federal, state and local deductions, withholdings, payroll and other taxes. Your existing equity grants shall continue to be governed under the Plans and granting agreements in effect as of the respective granting dates.

3.	Separation Benefits

In consideration of your execution of this Agreement, including specifically the release provisions in Sections 4 and 5, the Company agrees to the following:

a.	Salary continuation: The Company will continue to pay your current salary at the monthly rate of $21,666.66 for twenty four (24) months following your Termination Date. In total, the Company will pay $520,000 in additional salary from the Termination Date. One-third (1/3) of the salary paid under this section shall be in consideration of the release of any claims under the Age Discrimination in Employment Act of 1967 (ADEA), and in the event you opt to revoke your consent to this Agreement per Section 5(e), you will forfeit one-third of the salary to which you are entitled under this Agreement; the remaining provisions of this Agreement, including the release of non-age related claims in Section 4, below, will remain intact.

b.

Salary deferral: You agree that the Company may defer payment of a portion of the salary amounts above. In no event shall You receive payments of less than $10,000 per month, and in no event shall You receive payments of less than the salary payments being made to the Company’s Chief Executive Officer. All deferred amounts will continue to accrue and will be payable either upon the Company receiving a minimum of $4 million of funding from the Effective Date, or twenty four months from the Effective Date, whichever occurs first. In the event the Company fails to pay the monthly amount due to you pursuant to this Section 3(b) (whether by application of the first or second sentence of this Section) which payment failure remains uncured for more than forty-five (45) calendar days after the applicable monthly payment date, all amounts due to You under this Section 3(b) (i.e., (i) the greater of $240,000 or 24 times the

Company’s Chief Executive Officer’s monthly salary, (ii) less the amounts previously paid to You pursuant to Section 3(a) or 3(b) of this Agreement) shall be immediately due and payable, and the balance of the deferred salary shall be due and payable as of the date stated in the third sentence of this Section 3(b).

c.	Health Benefits: Following (and subject to the occurrence of) the Effective Date, the Company shall at its expense not to exceed $2,000 per month continue to provide health and dental insurance group benefits that are comparable to those provided to you and your family as of the Termination Date until the first to occur of (i) the twenty-four (24) month anniversary of the Termination Date or (ii) the date you and your family become eligible to receive health and dental insurance benefits under the plans of your subsequent employer. This period will be reduced to sixteen (16) months in the event you opt to revoke the Agreement under Section 5(e). You agree to immediately notify the Company upon the commencement of your employment with a subsequent employer whereby you are eligible to receive medical/dental benefits and to provide the Company with a complete copy of the health and dental benefit coverages offered to you by your new employer.

d.	During the time that you receive Health Benefits from the Company, you may be required to make a monthly contribution consistent with the terms provided under these plans, and consistent with the terms provided to other employees. Please note that your contribution amount is subject to change based on plan costs contracted by the Company and the Company’s shared cost arrangement with employees.

e.	Except as set forth above, all other benefits, including but not limited to disability and life insurance, shall cease as of the Termination Date. All stock options or restricted stock grants shall continue to be governed exclusively under the terms of the Plans and granting agreements under which such grants were originally made to you.

f.

Deferred Milestone Payments and Benefits: The Company acknowledges that under the terms of Your Employment Agreement, You are entitled to a minimum severance payment of $1 million. You agree that payment of such amount (referred to for purposes of this Agreement as the “Milestone Amount”) shall be deferred until the occurrence of any of the milestone events described in the next sentence (each a “Milestone Event”). The Milestone Amount shall be due and payable upon the first to occur of the Milestone Events, provided that in the case of either Milestone Event referred in clause (i) or (iii) of this sentence, payment of the Milestone Amount may be deferred in the sole discretion of the Company up to and until the six (6) month anniversary thereof: (i) approval by the Food and Drug Administration of a new drug application (“NDA”) for any drug candidate or drug delivery candidate of the Company based on its DAVANAT® technology (whether or not such technology is patented); (ii) consummation of a transaction with a pharmaceutical company expected to result in at least $10 million of equity investment or $50 million of royalty revenue to the Company; or (iii) the renewed listing of the Company’s securities on a national securities exchange and the achievement of a market capitalization of $100 million. In the event of the Company filing a voluntary or involuntary petition for bankruptcy at any time, whether or not a Milestone Event has occurred, such event shall trigger the obligation of the Company to pay the Milestone Amount with the result that You may assert a claim for the Milestone Amount against the bankruptcy estate of the Company. If a Milestone Event occurs and at such time the Company has failed to pay the Milestone Amount by the due date because the Company has insufficient cash to pay the Milestone Amount, or payment thereof would render the Company insolvent, the Company may advise You in writing as to such facts, which notice shall be accompanied by a written confirmation of the Company’s Audit Committee of the Board of Directors, then, in that event, the Company may issue you a promissory note in the original principal amount of the Milestone Amount secured by the assets of the Company. The terms and conditions of such promissory note and security interest shall be substantially identical, and pari passu in right of payment, to the obligations of the Company which arise upon a default of its redemption obligation under the “Pro-Pharmaceuticals Inc. Certificate of Designations, Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock” (the “Designation Certificate”). In the event you are issued the promissory note and are the secured creditor party to the security agreement with the Company described above in this Section 3(f), You agree and covenant that You shall not commence any legal action of any nature or otherwise challenge the security interest in the Company’s assets granted to the holder(s) of the Company’s securities which are designated in the Designation Certificate and which security interest is evidenced by the security agreement exhibited thereto.

Upon a Milestone Event that is consummation of a transaction with a pharmaceutical company expected to result in at least $10 million of equity investment or $50 million of royalty revenue to the Company, the Company shall grant fully vested cashless-exercise stock options exercisable to purchase least 300,000 shares of the common stock of the Company (“Common Stock”) for ten (10) years at an exercise price not less than the fair market value of the Common Stock determined as of the date of the grant (“Cashless Stock Options”).

Upon a Milestone Event that is approval by the FDA of the first NDA for any drug or drug delivery candidate of the Company based on its DAVANAT® technology (whether or not such technology is patented), the Company shall grant you with fully vested Cashless Stock Options to purchase at least 500,000 shares of the Common Stock.

You also agree and acknowledge that the Company is entitled to your consulting services for purposes of achieving one or more of the Milestone Events pursuant to the Consulting Agreement of approximate even date by and between the Company and Medi-Pharmaceuticals, Inc., a Nevada corporation (“Medi-Pharmaceuticals”).

g.	Automobile: The Company will continue to make the current lease payments on your automobile for twenty-four (24) months from the Effective Date.

h.

Section 409A: You and the Company agree that the payment schedule for any payments described in this Section 3 may be adjusted as necessary to avoid the application of the provisions of Section 409A of the Internal Revenue Code of

1986, as amended, (“Section 409A”), provided that no such adjustment shall result in either a decrease of any benefit or payment contemplated herein, nor an increase in the cost of providing such payment or benefit. For example, if at the time of your separation from service, you are a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 3 in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. This Agreement will be interpreted and administered in accordance with the applicable requirements of, and exemptions from, Section 409A in a manner consistent with Treas. Reg. § 1.409A-1(c). To the extent payments and benefits are subject to Section 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of (i) Section 409A(a)(2), (3) and (4), (ii) Treas. Reg. § 1.409A-1, et seq., and (iii) transitional relief under IRS Notice 2007-86, and (iv) other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury.

All payments set forth in this Section 3 shall be subject to any applicable federal, state and/or local deductions, withholdings, payroll and other taxes.

You will only be entitled to the payments and benefits described above and to no other payments or benefits. You acknowledge that the payments and benefits described in Section 3(a), (b) and (e) above represent valuable consideration in excess of that to which you might otherwise be entitled by reason of your employment by and termination from employment with the Company.

4.	Mutual Release of Claims

a.

In exchange for the Separation Benefits described in Section 3 above, which you agree you are not entitled to otherwise receive, you and your representatives, agents, estate, heirs, successors and assigns (collectively “you”) voluntarily agree to release and discharge the Company and its parents, affiliates, subsidiaries, successors, assigns, plan sponsors and plan fiduciaries (and the current and former trustees, officers, directors, shareholders, employees, and agents of each of the foregoing, individually, in their capacity acting on the Company’s behalf, and in their official capacities ) (collectively “Releasees”) generally from all claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature, whether existing or contingent, known or unknown, suspected or unsuspected, in law or in equity in connection with your employment by and/or termination from the Company, arising on or before the Effective Date. This release is intended by you to be all encompassing and to act as a full and total release of any claims you may have or have had against the Releasees from the beginning of your employment with the Company to the Effective Date of this Agreement, including but not limited to all claims in contract (whether written or oral, express or implied), tort, equity and common law; any claims for wrongful discharge, breach of contract, or breach of the obligation of good faith and fair dealing; and/or any claims under any local, state or federal constitution, statute, law, ordinance, bylaw, or regulation dealing with either employment, employment discrimination, retaliation, mass layoffs, plant closings, and/or employment benefits and/or those laws, statutes or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service or any other category protected by law, including all claims under Title VII of the Civil Rights Act (42 U.S.C. § 2000e et seq.); the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.); the Rehabilitation Act (29 U.S.C. § 701 et seq.); the Equal Pay Act; the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. § 729, et seq.); the Employee Retirement Income Security Act (“ERISA”) (29 U.S.C. § 1001, et seq.); the Family and Medical Leave Act (29 U.S.C. § 2601, et seq.); the Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.); the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.); all as may have been amended; and any federal, state or local law or regulation concerning securities, stock or stock options, including without limitation any claims that might be brought under the Sarbanes-Oxley Act or other federal or state whistleblower protection statutes.

b.	You expressly agree and understand that this is a General Release, and that any reference to specific Claims arising out of or in connection with your employment and/or its termination is not intended to limit the release of Claims. You expressly agree and understand this General Release means that you are releasing, remising and discharging the Releasees from and with respect to all Claims, whether known or unknown, asserted or unasserted, and whether or not the Claims arise out of or in connection with your employment and/or its termination, or otherwise.

c.	You not only release and discharge the Releasees from any and all claims as stated above that you could make on your own behalf or on the behalf of others, but also those claims that might be made by any other person or organization on your behalf and you specifically waive any right to recover any damage awards as a member of any class in a case in which any claims against the Releasees are made involving any matters arising out of your employment with and/or termination of employment with the Company.

d.

You agree that the payments and benefits set forth in Section 3 of this Agreement, together with payments and benefits the Company previously provided to you, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Releasees to You, and with respect to all claims, causes of action and damages that could be asserted by you against the Releasees regarding your employment or separation from employment with the Company, including, without limitation, all claims for wages, salary, commissions, draws, car allowances, incentive pay, bonuses, business expenses, vacation, stock, stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums. You also affirm that you have received any family and/or medical leaves to which you were entitled during your employment, have not been retaliated or discriminated against because you took a family or medical leave or any leave protected by law, and have not suffered any on-the-job injury for which you have not already filed a claim.

e.	[intentionally deleted].

f.	You represent and warrant that you have not filed or raised any external complaint, claim, charge, action, or proceeding against any of the Releasees in any jurisdiction or forum related to any matters addressed in this Section 4, including without limitation, any complaint that might fall under the Sarbanes-Oxley Act or any other federal or state whistleblower protection act. You further represent and warrant that you have shared all facts or information in your possession with the Board of Directors and its committees relating to the Company’s preparation of its quarterly and annual financial statements and its internal controls and procedures, and that you will cooperate with the Board and its committees and any outside advisors relating to any review of the same.

g.	You represent that, in connection with this Agreement, you are releasing your claims against the Company and its officers, directors, and agents arising out of the events leading to your resignation on the Effective Date. You also represent that you (1) have no personal knowledge of any facts or circumstances that would give you reason to believe that any of the Company’s previously filed financial statements are incorrect or inaccurate; and (2) have no personal knowledge of any facts or circumstances not previously communicated to the Company or the Board of Directors or its Audit Committee that you believe should be investigated by the Company, the Board of Directors or the Audit Committee of the Board.

h.	In consideration of Your release of claims against the Company, the Company and its representatives, agents, estate, heirs, successors and assigns (collectively “the Company”) voluntarily agree to release and discharge you generally from all claims, demands, actions, suits, damages, debts, judgments and liabilities of every name and nature, whether existing or contingent, known or unknown, suspected or unsuspected, in law or in equity in connection with your employment by the Company, arising on or before the Effective Date, other than a breach of any of the representations made in this Agreement. Other than claims for a breach of a representation in this Agreement, this release is intended by the Company to be all encompassing and to act as a full and total release of any claims it may have or have had against you from the beginning of your employment with the Company to the Effective Date of this Agreement, including but not limited to all claims in contract, tort, equity and common law, and any claims under any local, state or federal constitution, statute, law, ordinance, bylaw.

i.	You represent to the Company that You are not in breach of the confidentiality or non-competition provisions of the Employment Agreement.

j.	Nothing herein is intended to affect or limit in any fashion your right to indemnification of and from any cost, expense or damages, including advancement of defense costs, arising from any third-party claims arising out of your service as an officer of the Company, it being the intention of the Company that you receive the same protections afforded to other officers, directors and former officers and directors of the Company under the By-Laws of the Company. The Company agrees not to amend or revise the By-Laws in the future if the effect of such amendment or revision would be to limit the scope of, or deny, the indemnification protections afforded to You under the current By-Laws.

5.	Waiver of Rights and Claims under the Age Discrimination In Employment Act of 1967

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

a.	in consideration for the amounts described in Section 3 of this Agreement allocated to your release of any age-related claims, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Releasees to the extent such rights and/or claims arose prior to the Effective Date;

b.	you understand that rights or claims under the ADEA which may arise after the Effective Date are not waived by you;

c.	you are advised to consult with or seek advice from an attorney of your choice or any other person of your choosing before executing this Agreement; you also are advised that you have 21 days to review this Agreement and consider its terms before signing it and that such 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement;

d.	in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document; and

e.

you may revoke your consent to waive any age related claims under the ADEA as set forth in this Agreement for a period of seven (7) days following your execution hereof. All rights and obligations of both parties under this Agreement that do not relate to age related claims under the ADEA shall become effective and enforceable upon execution of the Agreement. In the event you opt to revoke the Agreement during the 7 day period, the revocation will apply only to age related claims and you will only receive two-thirds of the separation benefits as set forth in Section 3 above. For such a revocation to be effective, it must be delivered so that the Company receives it at or before the expiration of the seven (7) day revocation period. Otherwise, the Agreement will become fully enforceable on the 8th day following your signature.

6.	Confidentiality

You acknowledge and agree that You remain bound by the confidentiality provisions of the Employment Agreement except to the extent disclosure of confidential information (as defined in the Employment Agreement) is expressly permitted by this Agreement.

7.	Non-Competition

(a) For purposes of this Section 7:

(i) “Competing Product” means any product, process or service of any person other than the Company involving carbohydrate compounds enabling targeted delivery for oncology and kidney/liver fibrosis treatment; and

(ii) “Competing Organization” means any person or organization, including You, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a Competing Product.

As a material inducement to the Company to enter into this Agreement, and in order to protect the Company’s confidential information and good will, You agree to the following stipulations:

(x) For a period of twenty-four (24) months after the Effective Date You will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of the Company, form any of its customers or accounts of the Company with which You had any contact during the period of the Employment Agreement; and

(y) For a period of twenty-four (24) months after the Effective Date You will not (A) render services directly or indirectly, as an employee, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product, or (B) own any interest in any Competing Organization other than up to one percent of the outstanding securities that are not “restricted securities” (as defined in Rule 144 under the Securities Act of 1933) of a publicly-traded Competing Organization.

The obligations under this Section 7(a) shall terminate in the event the Company fails pay salary pursuant to Section 3(b) hereof which failure continues after the 10-business day cure period.

(b) For avoidance of confusion, conduct undertaken by You pursuant to and consistent with the terms of (i) the Consulting Agreement of approximate even date between the Company and Medi-Pharmaceuticals and (ii) the Technology Sharing and Transfer Agreement of approximate even date between the Company and Medi-Pharmaceuticals shall not be deemed a violation of this Section 7.

8.	Non-disparagement

You agree that you will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Releasee. The Company agrees that it will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage you or your reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either you or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

9.	No Other Agreements

This Agreement constitutes the entire agreement regarding the termination of your employment with the Company and your separation benefits and supersedes all prior agreements between the Company and you, except to the extent any provision of the Employment Agreement is expressly incorporated herein.

10.	Other Provisions

a.	This Agreement shall not in any way be construed as an admission by either party of any liability or any act of wrongdoing.

b.	This Agreement is a legally binding document and your signature will commit you to its terms. You represent that you have obtained legal advice in connection with this Agreement. You acknowledge that you have had an opportunity to thoroughly discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you voluntarily enter into this Agreement.

c.	This Agreement shall be binding upon the Company and you and upon its/your respective heirs, administrators, representatives, executors, successors and assigns.

d.	You agree that each provision of this Agreement is severable and should any such provision be determined by a court of competent jurisdiction or administrative agency to be illegal or invalid, the validity of the remaining provisions shall not be affected and the illegal or invalid provisions shall be deemed not to be a part of this Agreement. However, should the Release in this Agreement be declared or determined by a court of competent jurisdiction or administrative agency to be illegal or invalid, the Company shall be entitled to demand immediate repayment, and you will immediately return the enhanced severance benefits paid under this Agreement.

e.	This Agreement may not be amended, revoked, changed, or modified except upon a written agreement executed by both parties.

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f.	This Agreement will be interpreted and enforced under the laws of Massachusetts. In the event of a dispute arising under this Agreement, you agree that all such matters shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in Boston, Massachusetts. A single Arbitrator shall be selected, and the Arbitrator shall have no authority to add to, alter, amend or refuse to enforce any portion of the Agreement. The parties waive any right to a jury trial. The Company will bear 70% of the cost of AAA fees and fees for the Arbitrator and you will bear 30% of such costs. The parties will be responsible for their own legal costs.

AGREED:

/s/ David Platt
David Platt, Ph.D.

Pro-Pharmaceuticals, Inc.

By:	/s/ Anthony D. Squeglia
Anthony D. Squeglia, Chief Financial Officer

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, David Platt, Ph.D., acknowledge that I was informed and understand that I have 21 days within which to consider the attached Agreement, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21 day period.

Dated:	2/12/09	/s/ David Platt
David Platt, Ph.D.